BLACK DIAMOND THERAPEUTICS, INC.

FIFTH AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Black Diamond Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors (the “Board”), to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter.

Additional Annual Retainer for Non-Executive Chair of the Board:	$30,000
Additional Annual Retainer for Lead Independent Director of the Board:	$25,000
Additional Retainers for Committee Membership:
Audit Committee Chair:	$15,000
Audit Committee member:	$7,500
Compensation Committee Chair:	$10,000
Compensation Committee member:	$5,000
Nominating and Corporate Governance Committee Chair:	$8,000
Nominating and Corporate Governance Committee member:	$4,000

Note: Chair and committee member retainers are in addition to retainers for members of the Board.

Each non-employee director may elect to receive all or a portion of his or her cash compensation in the form of unrestricted shares having a grant date fair value equal to the amount (or portion thereof) of such compensation. Any such election (i) shall be made (x) for any continuing non-employee director, before the start of the calendar year with respect to any cash compensation for such calendar year and (y) for any new non-employee director, within 30 days of her or his election to the Board, (ii) shall be irrevocable with respect to such calendar year and (iii) shall automatically apply to the cash compensation for each subsequent calendar year unless otherwise revoked prior to the start of such calendar year.

Equity Retainers

Initial Award: An initial, one-time equity award (the “Initial Award”) of an option to purchase 61,100 shares of our common stock to each new non-employee director upon his or her election to the Board, which shall vest in 36 equal monthly installment from the date of vesting commencement, provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director of the Company. This Initial Award applies only

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to non-employee directors who are first elected to the Board subsequent to the Company’s initial public offering. If the Initial Award is in the form of a stock option, such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2020 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.
Annual Award: On each date of the Company’s Annual Meeting of Stockholders following the completion of the Company’s initial public offering (the “Annual Meeting”), each continuing non-employee member of the Board, other than a director receiving an Initial Award, will receive an annual equity award (the “Annual Award”) of an option to purchase 30,550 shares of our common stock, which shall vest in full on the earlier of the date that is one year from the date of grant or the date of the first annual meeting of the Company’s stockholders held after the date of grant; provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. If the Annual Award is in the form of a stock option, such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2020 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.
Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Originally adopted by the Board on December 5, 2019.
Amended and Restated by the Board on September 25, 2020, February 17, 2021, April 27, 2022, February 13, 2023, and February 14, 2024.

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